Exhibit 99.1

MutualFirst Financial, Inc. Receives Necessary Stockholder Approvals for Merger with Northwest Bancshares, Inc.

MUNCIE, Ind., March 10, 2020 /PRNewswire/ -- MutualFirst Financial, Inc. (the "Company") (NASDAQ: MFSF) announced today that it received the requisite approvals of its stockholders for the Company's pending merger with Northwest Bancshares, Inc. ("Northwest") at a special meeting of the Company's stockholders held on Friday, March 6, 2020. Detailed voting results will be provided in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Completion of the merger remains subject to regulatory approvals and other customary closing conditions. Upon completion of the transaction, each outstanding share of the Company's common stock will be converted into the right to receive 2.4 shares of Northwest common stock. The transaction is expected to close in the second quarter of 2020.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-six full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, (765) 747-2880